Exhibit 99.(a)(22)

CERTIFICATE OF AMENDMENT OF

U.S. EQUITY FLEX I PORTFOLIO

AND

INTERNATIONAL EQUITY FLEX III PORTFOLIO

OF

CREDIT SUISSE TRUST

The undersigned Karen Regan, does hereby certify that:

(1)

She is the duly elected and acting Secretary of Credit Suisse Trust, a trust with transferable shares under Massachusetts law (the “Trust”), established and existing under that certain Agreement and Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts on March 15, 1995, as amended to date (the “Declaration of Trust”).

(2)

In accordance with Section 6.1(b) of the Declaration of Trust, the Board of Trustees voted on June 30, 2011, to terminate the U.S. Equity Flex I Portfolio and International Equity Flex III Portfolio (the “Portfolios”) of the Trust.

(3)	There are no outstanding shares of the Portfolios.

(4)	The Portfolios have no net assets.

(5)

In accordance with Section 6.1(b) of the Declaration of Trust, the termination of the Portfolios shall be effective upon the filing of this Certificate of Termination with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 25th day of October, 2011.

/s/Karen Regan
Karen Regan, Secretary

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
	)	ss	October 25, 2011
COUNTY OF NEW YORK	)

Then personally appeared before me the above named Karen Regan, Secretary, and acknowledged the foregoing instrument to be his free act and deed.

/s/ Richard P. Trigony
Notary Public
My Commission Expires

[NOTARIAL SEAL]	Richard P. Trigony
Notary Public, State of New York
No. 4884256
Qualified in Suffolk Country
Commission Expires February 2, 2015